April 3, 2000



Composite Design, Inc.
2700 Argentina Road, Suite #1000
Mississauga, Ontario, Canada  L5N 5U4

Dear Sirs:

This is to confirm that the client-auditor relationship between Composite Design, Inc. (Commission File Number 33-3358-N4) and Jones, Jensen & Company has ceased.

Sincerely,



Jones, Jensen & Company

cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 905
     450 Fifth Street, N.W.
     Washington, D.C.  20549